PROSPECTUS SUPPLEMENT NO. 24 (To Prospectus dated July 11, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-164935

Bontan Corporation Inc.

46,472,500 Shares of Common Stock
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This prospectus supplement updates and supplements the prospectus dated July 11, 2011, relating to the resale of up to 46,472,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains updated information relating to the agreement to the general terms in a letter of intent with principals of a Biotech Corporation, on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on February 7, 2013.

You should read this prospectus supplement in conjunction with the prospectus dated July 11, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on February 8, 2013 were US$0.14 and US$0.13 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 7 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

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Prospectus Supplement dated February 11, 2013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February, 2013
Commission File Number 0-30314

BONTAN CORPORATION INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

NEWS RELEASE

BONTAN AGREES TO THE GENERAL TERMS IN A LETTER OF INTENT

Toronto, Ontario, February 6, 2013 - Bontan Corporation Inc. (‘the Company”) (OTCBB: BNTNF) (“Bontan”) is pleased to announce that it has agreed to the general terms of a letter of intent with the principals of a Biotech Corporation under which the said Corporation will be acquired through an exchange of shares.

The management of Bontan and the principals of the Biotech Corporation are now working to finalize the letter of intent and close the proposed transaction.

Due to confidentiality and legal reasons, we are unable to provide further details at this stage but expect to do so in due course.

About Bontan Corporation Inc:

Bontan Corporation Inc. recently concluded a settlement on its indirect oil and gas interest in Israel and now seeks business opportunities in the biotech sector.

For further information, contact Kam Shah, Chief Executive Officer of Bontan, at (416) 929-1806 and for investor relations contact John Robinson at (416) 860-0211.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. federal and Canadian securities laws. Any such statements reflect Bontan's current views and assumptions about future events and financial performance. Bontan cannot assure that future events or performance will occur. Important risks and factors that could cause actual results or events to differ materially from those indicated in our forward-looking statements.

Bontan assumes no obligation and expressly disclaims any duty to update the information in this News Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 7, 2013

BONTAN CORPORATION INC.
By: /s/ Kam Shah
Kam Shah
Chief Executive Officer